Exhibit 99.1

China Green Agriculture Reports First Fiscal Quarter 2018’s Financial Results, Meets Guidance, and Confirms Full Year Guidance

XI’AN, China, Nov 15, 2017 /GLOBE NEWSWIRE / --

China Green Agriculture, Inc. (NYSE: CGA; “China Green Agriculture” or the “Company”), a company which mainly produces and distributes humic acid-based compound fertilizers, varieties of compound fertilizers and agricultural products through its subsidiaries and variable interest entities in China, today announced its financial results for the first quarter of Fiscal Year 2018, and confirmed guidance for full Fiscal Year 2018.

Summary

First Fiscal Quarter 2018 Results (USD)

(Three Months ended September 30, 2017)

●	Net sales of 62.8 million.
●	Gross Profit of 19.1 million.
●	Net Income of 5.1 million.
●	EPS (Diluted) of $0.13 based on 38.5 million fully diluted shares.

Guidance

●	2nd Fiscal Quarter 2018: management expects Revenue of $58 million to $65 million; Net Income of $4.7 million to $6 million; EPS of $0.12 to $0.16 based on 38.5 million fully diluted shares.

●	Fiscal Year 2018: management confirms to expect Revenue of $263 million to $301 million; Net Income of $21 million to $30 million; EPS of $0.54 to $0.77 based on 38.5 million fully diluted shares.

“We had finished a solid first quarter in a new fiscal year,” said Mr. Tao Li, the Chairman and CEO of the Company. “With strong engagement in both manufacturing and wholesales business, our company’s fundamentals continue to improve. In this environment, we delivered robust results during the quarter. We expect that with both manufacturing and wholesales business in place we will continue to optimize our performance, with the potential for a great fiscal year 2018. “

Conference Call

The Company will hold a conference call at 7:30 a.m. EST on Wednesday, November 15, 2017. Any interested participants are welcome to join in the call by following the dial-in details as set out below.

US Dial In (toll free):	1-866-682-6100
Int’l Dial In:	1-404-267-0373

A playback will be available through November 22, 2017. To listen, please call 1- 888-640-7743 within the United States or 1-754-333-7735 when calling internationally. Replay Access Code# 140385.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, the foreign exchange risk amid the unexpected announcements by the PRC government and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Tel: +86-29-88266383

Email: info@cgagri.com

SOURCE: China Green Agriculture, Inc.